Exhibit 23.1



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Eaton Vance Corp. on Form S-3 of our reports dated November 21, 2000,
(which express an unqualified opinion and include an explanatory paragraph relating to a change in the method of accounting for offering costs incurred in connection with the distribution of closed end funds) appearing in and incorporated by reference in the Annual Report on Form 10-K of Eaton Vance Corp. for the year ended October 31, 2000 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
November 9, 2001